Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045
Telephone 847.735.4700 Facsimile 847.735.4750
www.brunswick.com

Release:	IMMEDIATE
Contact:	Kathryn Chieger
Vice President — Corporate and Investor Relations
Phone:	847-735-4612

BRUNSWICK 2003 RESULTS TO EXCEED PRIOR ESTIMATES

     LAKE FOREST, Ill., Jan. 15, 2004 — Brunswick Corporation (NYSE: BC) announced today it will report earnings estimated to be between $0.40 and $0.43 per diluted share for the fourth quarter of 2003 and between $1.62 and $1.65 per diluted share for the year. Previously, the company had estimated diluted earnings per share in the range of $0.28 to $0.33 for the fourth quarter and $1.50 to $1.55 for the year. The full-year estimates exclude an $0.18 per diluted share litigation charge taken in the first quarter of 2003.

     The company said that continued strong sales and earnings growth from its Marine Engine, Boat, Fitness and Bowling & Billiards segments, along with the foreign exchange impact of the weakening U.S. dollar and a lower effective tax rate, were the primary drivers behind the better-than-expected results for the quarter.

     Brunswick will release its fourth quarter 2003 financial earnings results on Thursday, Jan. 29, 2004, before the market opens. The company will hold a conference call at 10 a.m. CST that same day, which will be hosted by George W. Buckley, chairman and chief executive officer, Peter G. Leemputte, senior vice president and chief financial officer, and Kathryn J. Chieger, vice president - corporate and investor relations.

     The call also will be broadcast over the Internet and can be accessed at www.brunswick.com. To listen to the call, go to the Web site at least 15 minutes before the call to register, download and install any needed audio software.

(more)

Brunswick Corporation
Jan. 15, 2004

     Security analysts and investors wishing to participate via telephone should call (888) 283-3870 and ask to be connected to the Brunswick call. Callers outside of North America should call 1 (773) 756-4631 to be connected. These numbers can be accessed as early as 25 minutes before the call begins, as well as during the call. A replay of the conference call will be available through midnight CST Friday, Feb. 6, 2004, by calling (800) 839-2380. The replay will also be available at www.brunswick.com.

About Brunswick

     Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill “Genuine Ingenuity"TM in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; Teignbridge propellers; MotoTron electronic controls; Northstar marine electronics; Navman GPS-based products; IDS dealer management systems; Sea Ray, Bayliner, Maxum, Hatteras, Meridian and Sealine pleasure boats; Baja high-performance boats; Boston Whaler and Trophy offshore fishing boats; Princecraft fishing, deck and pontoon boats; Attwood marine parts and accessories; Land ‘N’ Sea marine parts and accessories distributor; Life Fitness, Hammer Strength and ParaBody fitness equipment; Brunswick bowling centers, equipment and consumer products; Brunswick billiards tables; and Valley-Dynamo pool, air hockey and foosball tables. For more information, visit www.brunswick.com.

# # #